Exhibit 99.1

Idera Pharmaceuticals Contact: Robert A. Doody, Jr. SVP, Investor Relations & Communications Phone (484) 348-1677 rdoody@iderapharma.com

Idera Pharmaceuticals Announces Private Placement Up To $97.7 Million

Exton, PA, December 23, 2019 — Idera Pharmaceuticals, Inc. (Nasdaq: IDRA), or the Company, announced today entering into an agreement with funds affiliated with an institutional investor providing for a private placement exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to which Idera has sold shares of Series B1 convertible preferred stock and warrants to purchase common stock for aggregate gross proceeds of $3.9 million. In connection with the agreement for the private placement, the investors in the private placement will pay Idera an upfront option fee of approximately $6.2 million. Under the agreement, Idera also agreed to sell to the investors, at their option and subject to certain conditions including stockholder approval to increase Idera’s authorized shares of common stock, shares of Series B2, Series B3 and Series B4 convertible preferred stock and warrants to purchase common stock for aggregate gross proceeds of up to an additional $87.6 million over a 21 month period after stockholder approval is received. The Company has the right to decline the Series B4 investment if its common stock trades at $7.60 for 20 days out of 30 days subsequent to the closing of the Series B3 investment.

The transaction was priced at-the-market under the Nasdaq rules. The Series B1 convertible preferred stock and associated warrant had a combined purchase price on an as converted basis of $1.645. The warrants to purchase common stock have an exercise price of $1.52 per share and an exercise period commencing on issuance and a term of seven years.

The Company plans to use the proceeds from the financing primarily to fund the completion, of the ongoing ILLUMINATE-301 clinical trial of its lead product, tilsotolimod, for the treatment of anti-PD-1 refractory metastatic melanoma. The Company also plans to use the subsequent proceeds, if exercised, to fund the potential NDA filing and commercial launch of tilsotolimod along with the ongoing ILLUMINATE-206 trial, and for general corporate purposes.

The shares of convertible preferred stock and warrants sold in the private placement have not been registered under the Securities Act of 1933, as amended, or under any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Idera has granted the purchasers resale registration rights for purposes of registering the resale of the shares of common stock issuable upon conversion of the preferred shares and warrants issued in the private placement.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Tilsotolimod (IMO-2125)

Tilsotolimod is a TLR 9 agonist that received Fast Track Designation from the U.S. Food and Drug Administration (FDA) in 2017 for the treatment of anti-PD-1 refractory melanoma, in combination with ipilimumab as well as orphan drug designation from the FDA for the treatment of melanoma Stages IIb to IV. It signals the immune system to create and activate cancer-fighting cells (T-cells) to target solid tumors. Currently approved immuno-oncology treatments, specifically check-point inhibitors, provide benefit for some patients, but these therapies are limited in patients whose immune responses are missing or weak. Intratumoral injections with tilsotolimod are designed to selectively enable the tumor-specific T-cells to recognize and attack cancers that remained elusive and unrecognized by the immune system exposed to checkpoint inhibitors alone, while limiting toxicity or impact on healthy cells in the body.

About Idera Pharmaceuticals

Harnessing the approach of the earliest researchers in immunotherapy and the company’s vast experience in developing proprietary immunomodulatory platforms, Idera’s TLR agonist development program is focused on priming the immune system to play a more powerful role in fighting cancer, ultimately increasing the number of people who can benefit from immunotherapy. Idera also continues to focus on the acquisition, development and ultimate commercialization of drug candidates for both oncology and rare disease indications characterized by small, well-defined patient populations with serious unmet needs. To learn more about Idera, visit www.iderapharma.com.

Idera Forward Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. All statements, other than statements of historical fact, included or incorporated in this press release, including statements regarding the Company's intended ability to close on the Series B2, Series B3, Series B4 preferred stock investments and the intended use of proceeds are forward-looking statements. The words "believes," "anticipates," "estimates," "plans," "expects," "intends," "may," "could," "should," "potential," "likely," "projects," "continue," "will," and "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Idera cannot guarantee that it will actually achieve the plans, intentions or expectations disclosed in its forward-looking statements and you should not place undue reliance on the Company's forward-looking statements. There are a number of important factors that could cause Idera's actual results to differ materially from those indicated or implied by its forward-looking statements. Factors that may cause such a difference include: whether the Company receives stockholder approval to increase its authorized shares of common stock and whether the Company’s cash resources will be sufficient to fund the Company’s continuing operations and the further development of the Company’s programs for the period anticipated; whether interim results from a clinical trial, such as the preliminary results reported in this release, will be predictive of the final results of the trial; whether results obtained in preclinical studies and clinical trials such as the results described in this release will be indicative of the results that will be generated in future clinical trials, including in clinical trials in different disease indications; whether products based on Idera's technology will advance into or through the clinical trial process when anticipated or at all or warrant submission for regulatory approval; whether such products will receive approval from the U.S. Food and Drug Administration or equivalent foreign regulatory agencies; whether, if the Company's products receive approval, they will be successfully distributed and marketed; whether the Company's collaborations will be successful; and such other important factors as are set forth under the caption "Risk factors" in the Company’s filings with the Securities and Exchange Commission. While Idera may elect to do so at some point in the future, the Company does not assume any obligation to update any forward-looking statements and it disclaims any intention or obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.